Exhibit 10.2
Aug 12, 2026

Patrick Murphy
Washington, D.C.

Dear Patrick,

It is my pleasure to extend the following offer of employment on behalf of PACS. This offer is contingent upon the successful completion and results of a pre-employment background screening, references, proof and documentation to verify legal work eligibility, the signing of a dispute resolution agreement, and evidence of professional licensing for your role. Below are the terms and conditions of your employment offer:

Position:                     Chief Legal Officer
Time Type:                     Full-time
Reporting Relationship:             Jason Murray, Chairman & CEO

Base Salary:                      $450,000
STI Target ($ value):                $1,600,000
Target Total Cash                $2,050,000

LTI Target ($ value):                 $1,000,000
Target Total Direct Comp:            $3,050,000

Relocation Assistance            $45,000

Target Start Date:                 On or before September 21, 2026

Benefits

We are committed to providing you with a competitive, comprehensive total rewards package. We offer medical, dental, vision, 401(k), and supplemental benefit options. Please inquire regarding effective dates of the various benefit options. Medical, dental, and vision become effective on the 1st of the next month following 30 days of employment (with a start date of mid-September, your health insurance benefits would become effective November 1, 2026).

Executives are also eligible for enhanced life insurance coverage ($4,000,000 policy) and long-term disability benefit coverage ($30,000 monthly disability benefit).

Management Bonus Program (Short-term Incentive)

You will be eligible to participate in the Company’s Management Bonus Program (the “Bonus Plan”), which provides an opportunity to earn a quarterly cash bonus based on Company performance.

Under the Bonus Plan, the Company may establish an executive bonus pool for each fiscal quarter (the “Executive Bonus Pool”) based on a fixed percentage of Company Adjusted EBITDA (“AEBITDA”) for the applicable quarter, as determined by the Company in accordance with the Bonus Plan and applicable policies. Bonus payments, if earned, are calculated following the close of the quarter and are expected to be paid after the Company’s quarterly earnings are released.

The Executive Bonus Pool may be adjusted upward based on achievement of additional quarterly performance measures. For example, the Executive Bonus Pool may be increased by up to an additional 10% based on achievement of quarterly AEBITDA guidance and by up to an additional 10% based on achievement of quarterly Facility Quality Metrics (e.g., meeting or exceeding a rating of 4), in each case as determined under the Bonus Plan and as approved by the Compensation Committee of the Board of Directors (the “Committee”) (or its designee).

Your annual target under the Bonus Plan is $1,600,000.

All determinations under the Bonus Plan—including eligibility, performance measures, calculation methodology (including definitions of AEBITDA and Facility Quality Metrics), adjustments, and payment amounts—are subject to the terms of the Bonus Plan as in effect from time to time and to review and approval by the Committee (or its designee), which retains discretion to reduce, increase, or eliminate any bonus payout. Participation in the Bonus Plan does not guarantee any bonus payment, and the Company may modify, suspend, or terminate the Bonus Plan at any time. Any bonus payment is subject to applicable tax withholding, any required employment conditions (including, if applicable, continued employment through the payment date), and the Company’s clawback/recoupment policy.

New Hire Long-Term Incentive (“LTI”) Equity Grant

In connection with your hire, the Company will recommend that the Compensation Committee of the Board of Directors (or its designee) grant you a long-term incentive equity award in the form of restricted stock units (“RSUs”) with a target grant-date value of $1,000,000 (the “New Hire LTI Grant”). The Company expects to submit this recommendation at the next regularly scheduled meeting of the Compensation Committee occurring after your Start Date (or as soon as practicable thereafter).

The number of RSUs subject to the New Hire LTI Grant will be determined by dividing $1,000,000 by the Fair Market Value per share of the Company’s common stock shortly after the grant date, as Fair Market Value is determined under the Company’s equity incentive plan, rounded down to the nearest whole RSU. For the avoidance of doubt, the $1,000,000 amount reflects a target value used solely to determine the number of RSUs and does not guarantee the value ultimately realized by you.

Subject to your continued employment through each applicable vesting date, the New Hire LTI Grant will vest as follows: 33.34% on the first anniversary of your Grant Date, 33.33% on the second anniversary of your Grant Date, and 33.33% on the third anniversary of your Grant Date. Shares will be issued (or delivered) as soon as practicable following each vesting date, subject to applicable tax withholding.

The New Hire LTI Grant is subject to approval by the Compensation Committee (or its designee) and will be governed by and subject to the terms and conditions of the Company’s equity incentive plan, the applicable award agreement, and Company policies, including any clawback/recoupment policy and insider trading policy. If your employment terminates for any reason prior to a vesting date, any unvested RSUs will be forfeited, except as may be expressly provided in the plan or award agreement.

Annual LTI Program Eligibility

Beginning with the Company’s next annual long-term incentive (“LTI”) grant cycle following your Start Date, you will be eligible to be considered for annual equity awards under the Company’s equity incentive program. The type(s) of award(s), target value (if any), vesting terms, performance conditions (if any), and timing of any annual equity award will be determined by the Compensation Committee of the Board of Directors (the “Committee”) (or its designee) in its discretion and may be influenced by a variety of factors, including Company performance, individual performance, business priorities, market and competitive practices, and the Company’s compensation philosophy.

Eligibility to be considered does not guarantee that any annual equity award will be granted, and any annual award amount may be greater than, less than, or equal to any prior-year award (including zero). Any annual equity award is subject to Committee approval, the Company’s equity incentive plan and applicable award agreement, and the Company reserves the right to amend, suspend, or terminate its equity programs at any time.

Relocation Assistance

This role is based in Salt Lake City, Utah, and you are expected to relocate as a condition of employment. To support this transition, the Company will provide a one-time $45,000 relocation assistance payment, which will be grossed up for tax purposes. This payment will be made on the first available payroll cycle following your start date. This relocation assistance is subject to a 12-month service requirement. If employment is voluntarily terminated or terminated for cause within 12 months of the start date, a pro-rated amount of the relocation assistance will be subject to repayment.

General Terms and Conditions

Please note that employment is at-will, meaning that employment may be terminated by either party at any time and for any reason. Nothing herein alters the at-will relationship between you and the Company, such that either you or the Company may end the employment relationship with or without notice or cause.

Please also note that we respect any binding confidentiality and non-disclosure agreement you may have entered into with your prior employer(s). In this regard, we expect that you will review any such agreement that may exist and comply with the lawful terms contained therein. We strictly prohibit the use of information that may violate a valid and lawful binding confidentiality and non-disclosure agreement that you may have with a third party or that is considered to be a trade secret under applicable state and federal law. Any questions regarding this provision must be brought to my immediate attention.

Please feel free to call Trent Bingham, CHRO, if you have any questions. Otherwise, we ask that you acknowledge this offer letter to indicate your acceptance. We are eager to begin an association with you that we expect will last for years to come.

We would appreciated acceptance of this offer by August 13, 2026.

Sincerely,

Jason Murray
Chairman & CEO

Accepted by: /s/ Patrick Murphy

Date: 08/12/2026